As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHATTEM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-0156300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1715 West 38th Street

Chattanooga, Tennessee 37409

(423) 821-4571

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THEODORE K. WHITFIELD, JR., ESQ.

Vice President, General Counsel and Secretary

1715 West 38th Street

Chattanooga, Tennessee 37409

(423) 821-4571

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hugh F. Sharber, Esq.

Miller & Martin PLLC

1000 Volunteer Building

832 Georgia Avenue

Chattanooga, Tennessee 37402-2289

(423) 756-6600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
1.625% Convertible Senior Notes due 2014	$100,000,000	100%	$100,000,000	$3,070
Common Stock, no par value per share	(2)	(3)	(3)	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the 1.625% Convertible Senior Notes due 2014, or the Notes, being registered hereunder. Each Note may be converted into common stock at an initial conversion price of $73.20 (equal to a conversion rate of 13.6617 shares of common stock per $1,000 principal amount of Notes), subject to adjustment and only under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares.
(3)	No additional registration fee is required pursuant to Rule 457(i) of the Securities Act.

PROSPECTUS

$100,000,000

1.625% Convertible Senior Notes due 2014

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus covers resales from time to time by selling securityholders of our 1.625% Convertible Senior Notes due 2014, or the Notes, and shares of our common stock issuable upon conversion of the Notes. The Notes were originally issued by us to Merrill Lynch, Pierce, Fenner & Smith Incorporated as the initial purchaser and resold by it only to “qualified institutional buyers” (as defined in the Securities Act of 1933, as amended, or the Securities Act) in April 2007 in transactions exempt from the registration requirements of the Securities Act.

The Notes bear interest at the rate of 1.625% per year. Interest is payable in cash semiannually in arrears on May 1 and November 1 of each year, beginning November 1, 2007. The Notes will mature on May 1, 2014. The Notes are our unsecured and unsubordinated obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. In addition, the Notes are effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including the holders of the Notes. The Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

Holders may convert their Notes based on a conversion rate of 13.6617 shares of our common stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $73.20 per share), subject to adjustment, only under the following circumstances: (1) in the fiscal quarter after the closing price of our common stock reaches, or five business days after the trading price of the Notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock occur, (3) if a fundamental change, as defined herein, occurs or (4) during the one month period from, and including, April 1, 2014 to, but excluding, the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of Notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining conversion value. If a holder elects to convert its Notes in connection with a fundamental change, we will pay, to the extent described in this prospectus, a make whole premium by increasing the conversion rate applicable to such Notes.

We do not intend to apply to list the Notes on any securities exchange or to include the Notes in any automated quotation system. The Notes issued to qualified institutional buyers in the initial private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages system of the National Association of Securities Dealers, Inc., or The Portal Market. The Notes resold using this prospectus, however, will no longer be eligible for trading in The Portal Market.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “CHTT.” On June 20, 2007, the last reported sale price of our common stock was $62.04 per share.

The Notes and common stock into which the Notes are convertible may be offered and sold from time to time by the selling securityholders identified in this prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The selling securityholders will receive all of the net proceeds from the sale of the securities.

See “ Risk Factors” on page 5, as well as risk factors incorporated by reference in this prospectus, to read about the risks involved in investing in the Notes and our common stock issuable upon conversion of the Notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated June 22, 2007.

You should rely only on the information set forth or incorporated by reference in this prospectus or any supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling securityholders from time to time may offer and sell, in one or more offerings, the securities described in this prospectus. We will not receive any proceeds from the resale by any selling securityholder of the offered securities described in this prospectus.

This prospectus describes the Notes and our capital stock. We may provide a prospectus supplement containing specific information about the terms of a particular offering by a selling securityholder. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information and Incorporation by Reference”.

Except as otherwise indicated, all references in this prospectus to “we”, “us”, “our” or “Chattem” refer to Chattem, Inc. and our subsidiaries, and brand names that are italicized in this prospectus refer to trademarks that we own or license. In addition, in this prospectus, our fiscal year ended November 30, 2006 is referred to as fiscal 2006.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that we believe are “forward-looking statements” under the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. These forward-looking statements relate to, among other things, our strategic and business initiatives and plans for growth or operating changes; our financial condition and results of operation; future events, developments or performance; and management’s expectations, beliefs, plans, estimates and projections.

Factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements in this prospectus and the documents incorporated herein by reference include the following:

•

we may not be able to successfully integrate the five brands acquired from Johnson & Johnson on January 2, 2007 into our portfolio of consumer brands or achieve other synergies associated with the acquisition;

•	we have a significant amount of debt that could adversely affect our business and growth prospects;

•	we face significant competition in the OTC healthcare, toiletries and dietary supplements markets;

•

we may face additional lawsuits alleging injury from the use of Dexatrim products containing ephedrine, which we discontinued manufacturing and shipping in September 2002, or from other products that we currently produce or may produce in the future;

•	our product liability insurance coverage may be insufficient to cover existing or future liability claims;

•	our acquisition strategy is subject to risk and may not be successful;

•	our business is regulated by numerous federal, state and foreign governmental authorities, which subjects us to elevated compliance costs and risks of non-compliance;

•	our success depends on our ability to anticipate and respond in a timely manner to changing consumer preferences;

•	we rely on a few large customers, particularly Wal-Mart Stores, Inc., for a significant portion of our sales;

•	we may be adversely affected by fluctuations in buying decisions of mass merchandise, drug and food trade buyers and the trend toward retail trade consolidation;

•	we rely on third party manufacturers for a portion of our product portfolio, including products under our Gold Bond, Icy Hot, Selsun, Dexatrim, ACT, Cortizone and Unisom brands;

•	our dietary supplement business could suffer as a result of injuries caused by dietary supplements in general, unfavorable scientific studies or negative press;

•	our business could be adversely affected if we are unable to successfully protect our intellectual property;

•	because most of our operations are located in Chattanooga, Tennessee, we are subject to regional and local risks;

•

we depend on sole source suppliers for three active ingredients used in our Pamprin and Premsyn PMS products and a limited source of supply for selenium sulfide, the active ingredient in Selsun Blue, and if we are unable to buy these ingredients, we will not be able to manufacture these products;

•	we are subject to the risks of doing business internationally;

•	the terms of our outstanding debt obligations limit certain of our activities;

•	our operations are subject to significant environmental laws and regulations;

•	we are dependent on certain key executives, the loss of whom could have a material adverse effect on our business;

•	our shareholder rights plan and restated charter contain provisions that may delay or prevent a merger, tender offer or other change of control of us;

•	the trading price of our common stock may be volatile; and

•	to service our indebtedness, we will require a significant amount of cash.

For a discussion of these and other risks and uncertainties, refer to “Risk Factors” in this prospectus. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described above, could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date of this prospectus or the date of the document incorporated by reference.

You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we reference in this prospectus and have filed previously as exhibits to filings with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. Although we may elect to update these forward-looking statements at some point in the future, we and our management specifically disclaim any obligation to do so, even if new information becomes available in the future or as a result of future events, changes in assumptions or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public through our website at www.chattem.com. We have not incorporated by reference into this prospectus the information included on or linked from our website or the SEC’s website, and you should not consider it to be part of this prospectus.

We have filed the following documents with the SEC, and these documents are incorporated in this prospectus by reference:

•	Annual Report on Form 10-K for the fiscal year ended November 30, 2006 filed on February 12, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2007 filed on April 2, 2007;

•	Current Reports on Form 8-K filed on December 28, 2006, January 8, 2007, February 6, 2007, April 4, 2007, April 11, 2007 and April 17, 2007;

•	Current Report on Form 8-K/A filed February 12, 2007; and

•	Definitive Proxy Statement on Schedule 14A filed on February 28, 2007.

All documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus and prior to termination of the offering of the Notes by means of this prospectus will be automatically incorporated by reference and be a part of this prospectus from their respective filing dates (excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain a copy of any information incorporated by reference in this prospectus at no cost by requesting it, in writing or by telephone, from us at Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: Director of Investor Relations, (423) 821-4571.

SUMMARY

The following summary contains basic information about us and the Notes, but does not contain all the information that may be important to you. For a more complete understanding of our company and the Notes, we encourage you to read carefully this entire prospectus and the documents incorporated by reference in this prospectus, including the financial statements and related notes thereto, and the information set forth under “Risk Factors”. In addition, certain statements in this prospectus and the documents incorporated herein by reference are forward-looking statements which involve risks and uncertainties. See “Forward-Looking Statements.”

Our Business

Founded in 1879, we are a leading marketer and manufacturer of a broad portfolio of branded over-the-counter, or OTC, healthcare products, toiletries and dietary supplements, in such categories as topical pain care, medicated skin care products, medicated dandruff shampoos, oral care, internal OTC products, dietary supplements and other OTC and toiletry products. Our portfolio of products include well—recognized brands such as:

•	Icy Hot, Capzasin and Aspercreme—topical pain care;

•	Gold Bond, Balmex and Cortizone—medicated skin care products;

•	Selsun Blue and Selsun Salon—medicated dandruff shampoos;

•	ACT and Herpecin-L—oral care;

•	Unisom, Pamprin and Kaopectate—internal OTC products;

•	Dexatrim, Garlique and New Phase—dietary supplements; and

•	Bullfrog, Ultraswim and Sun-In—other OTC and toiletry products.

Our products target niche markets that are often outside the focus of larger companies where we believe we can achieve and sustain significant market share through innovation and strong advertising and promotional support. Many of our products are among the U.S. market leaders in their respective categories. For example, our portfolio of topical analgesic brands and our Gold Bond medicated body powders have the leading U.S. market share in these categories. We support our brands through extensive and cost-effective advertising and promotion, the expenditures for which represented approximately 32% of our total revenues in fiscal 2006 and approximately 29% of our total revenues in the first fiscal quarter of 2007. We sell our products nationally through mass merchandiser, drug and food channels, principally utilizing our own sales force.

Our experienced management team has grown our business by developing product line extensions, increasing market penetration of our existing products and acquiring brands. Recent product line extensions include Icy Hot Heat Therapy, Bullfrog Marathon Mist and Dexatrim Max Evening Control. On January 2, 2007, we acquired the U.S. rights to five consumer and OTC brands for $410 million from Johnson & Johnson, which we refer to as the J&J Acquisition. The acquired brands are: ACT, an anti-cavity mouthwash/mouth rinse; Unisom, an OTC sleep-aid; Cortizone, a hydrocortisone anti-itch product; Kaopectate, an anti-diarrhea product; and Balmex, a diaper rash product. We also recently acquired the worldwide trademark and rights to sell and market ACT in Western Europe from Johnson & Johnson.

Chattem is a corporation formed under the laws of Tennessee. Our common stock is listed on the Nasdaq Global Select Market under the symbol “CHTT.” Our principal executive offices are located at 1715 West 38th Street, Chattanooga, TN 37409, and our telephone number is (423) 821-4571.

The Notes

The following is a brief summary of certain terms of the Notes. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus.

Notes Offered	$100,000,000 aggregate principal amount of 1.625% Convertible Senior Notes due 2014.

Maturity Date	May 1, 2014.

Interest and Payment Dates	1.625% per year, payable semiannually in arrears in cash on May 1 and November 1 of each year, beginning November 1, 2007.

Conversion Rights	Holders may convert their Notes prior to the close of business on the business day before the maturity date based on the applicable conversion rate only under the following circumstances:

•

during any fiscal quarter beginning after August 31, 2007 (and only during such fiscal quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price per share, which is $1,000 divided by the then applicable conversion rate;

•

prior to April 1, 2014, during the five business day period immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 97% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of Notes;

•	if specified distributions to holders of our common stock occur;

•	if a fundamental change occurs; or

•	during the one month period from, and including, April 1, 2014 to, but excluding, the maturity date.

The initial conversion rate is 13.6617 shares of common stock per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of approximately $73.20 per share of common stock.

Upon conversion of each $1,000 principal amount of Notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If such conversion value exceeds $1,000 for such conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. In no event will the aggregate number of remaining shares of common stock to be issued upon conversion of any Note exceed the aggregate share cap of 16.9405 shares per $1,000 principal amount of Notes, subject to adjustment. See “Description of the Notes—Conversion Rights.”

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change as described under “Description of the Notes —Purchase at Holders’ Option Upon Fundamental Change” occurs, holders will have the right to require us to repurchase for cash all or any portion of their Notes. The fundamental change purchase price will be 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes—Purchase at Holders’ Option Upon Fundamental Change.”

Make Whole Premium Upon Fundamental Change

If a fundamental change as described below under “Description of the Notes—Make Whole Premium Upon Fundamental Change” occurs, we will pay, to the extent described in this prospectus, a make whole premium on Notes converted in connection with a fundamental change by increasing the conversion rate applicable to the Notes.

The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of the Notes—Make Whole Premium Upon Fundamental Change.”

Ranking

The Notes will be our direct unsecured, unsubordinated obligations and will rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including holders of the Notes. The Notes, therefore, effectively are subordinated to the claims of creditors, including trade creditors, of our subsidiaries.

As of February 28, 2007, after giving effect to the sale of the Notes and the contemplated use of the proceeds therefrom, we would have had approximately $577 million of indebtedness outstanding, including $469 million of senior indebtedness, and our subsidiaries would have had total liabilities, including trade payables, but excluding inter-company indebtedness and deferred tax liabilities, of approximately $7 million.

The terms of the indenture of the Notes do not limit our ability or the ability of our subsidiaries to incur additional debt, including senior debt.

Use of Proceeds	We will not receive any proceeds from the sale of the Notes or the shares of common stock which may be sold pursuant to this prospectus for the respective accounts of the selling securityholders.

Note Hedge and Warrant Transaction

Simultaneously with the original issuance of the Notes, we entered into a convertible note hedge transaction with an affiliate of Merrill Lynch, which transaction is designed to offset our exposure to potential dilution upon the conversion of the Notes. Simultaneously with the convertible note hedge transaction, we entered into a warrant transaction with an affiliate of Merrill Lynch. See “Risk Factors—Risks Relating to the Notes—The convertible note hedge and warrant transaction may affect the value of the Notes and our common stock” and “Plan of Distribution.” The convertible note hedge and warrant are separate and legally distinct instruments that bind us and the counterparty and have no binding effect on the holders of the Notes.

Trading

We do not intend to apply to list the Notes on any securities exchange or to include the Notes in any automated quotation system. The Notes issued to qualified institutional buyers in the private placement are eligible for trading in The Portal Market. The Notes resold using this prospectus, however, will no longer be eligible for trading in The Portal Market.

Nasdaq Symbol for Common Stock	Our common stock is quoted on the Nasdaq Global Select Market under the symbol “CHTT.”

Certain U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Income Tax Considerations” for a discussion of the U.S. tax considerations applicable to the purchase, ownership and conversion of the Notes.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before purchasing the Notes.

RISK FACTORS

You should carefully consider the risks described below with regard to our company and the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risk Factors Related to Our Business

We may not be able to successfully integrate the five brands acquired in the J&J Acquisition into our portfolio of consumer brands or achieve other synergies associated with the acquisition.

On January 2, 2007, we completed the acquisition of the U.S. rights to the following brands: ACT, Unisom, Cortizone, Kaopectate and Balmex. The integration of these acquired brands into our existing business involves a number of risks and presents significant financial, operational and managerial challenges. Failure to successfully integrate the new brands into our business may have a material adverse effect on our business, results of operation, financial condition, cash flow or the trading price for our common stock or the trading price and liquidity of the Notes.

We have a significant amount of debt that could adversely affect our business and growth prospects.

As of February 28, 2007, our total long-term debt was $559.5 million, consisting of $107.5 million of our 7.0% Senior Subordinated Notes due 2014, $297.0 million outstanding on the term loan under our existing credit facility, $125.0 million of our Convertible Senior Notes due 2013 and $30.0 million outstanding on the revolving credit facility portion of our existing credit facility. In the future, we may incur significant additional debt. Our debt could have significant adverse effects on our business including:

•	requiring us to dedicate a substantial portion of our available cash for interest payments and the repayment of principal;

•	limiting our ability to capitalize on significant business opportunities;

•	making us more vulnerable to economic downturns;

•	limiting our ability to withstand competitive pressures; and

•	making it more difficult for us to obtain additional financing on favorable terms.

If we are unable to generate sufficient cash flow from operations in the future, we may not be able to service our debt and may have to refinance all or a portion of our debt, obtain additional financing or sell assets to repay such debt. We cannot assure you that we will be able to consummate any such refinancing, additional financing or asset sale on favorable terms or at all.

We face significant competition in the OTC health care, toiletries and dietary supplements markets.

The OTC health care, toiletries and dietary supplements markets are highly competitive and are characterized by the frequent introduction of new products, including the migration of prescription drugs to the OTC market, often accompanied by major advertising and promotional support. These introductions may adversely affect our business especially because we compete in categories in which product sales are highly influenced by advertising and promotions. Our competitors include large pharmaceutical companies such as Johnson & Johnson, consumer products companies such as Procter & Gamble Co. and dietary supplements companies such as Nature’s Bounty, Inc. and Pharmaton Natural Health Products, many of which have considerably greater financial and other resources than we do and are not as highly leveraged as we are. These competitors are thus better positioned to spend more on research and development, employ more aggressive pricing strategies, utilize greater purchasing power, build stronger vendor relationships and develop broader distribution channels than us. In addition, our competitors have often been willing to use aggressive spending on trade promotions and advertising as a strategy for building market share at the expense of their competitors including us. The private label or generic category has also become increasingly more competitive in certain of our product markets. If we are unable to continue to introduce new and innovative products that are attractive to consumers or are unable to allocate sufficient resources to effectively advertise and promote our products so that they achieve widespread market acceptance, we may not be able to compete effectively, and our operating results and financial condition may be adversely affected.

We may face additional lawsuits alleging injury from the use of Dexatrim products containing ephedrine, which we discontinued manufacturing and shipping in September 2002, or from other products that we currently produce or may produce in the future.

We are currently named as a defendant in two lawsuits alleging that the plaintiffs were injured as a result of the ingestion of Dexatrim containing ephedrine. On December 30, 2003, the FDA issued a consumer alert on the safety of dietary supplements containing ephedrine alkaloids and on February 6, 2004 published a final rule with respect to these products. The final rule prohibits the sale of dietary supplements containing ephedrine alkaloids because such supplements present an unreasonable risk of illness or injury. The final rule became effective on April 11, 2004. Although we discontinued the manufacture and shipment of Dexatrim containing ephedrine in September 2002, the FDA’s final rule may result in additional lawsuits being filed against us alleging damages related to the use or purchase of Dexatrim containing ephedrine.

Our available product liability coverage for the defense of lawsuits alleging injury from the use of Dexatrim products containing ephedrine, or from other products that we currently produce or may produce in the future, consists of $30 million of coverage through our captive insurance subsidiary, of which approximately $3 million is funded as of June 15, 2007. We also have an additional $25 million of excess coverage through a third party reinsurance policy, which excludes coverage for any future claims involving Dexatrim products containing ephedrine. In the future, if we face significant liabilities relating to the Dexatrim products which included ephedrine, our product liability insurance may be insufficient, and we may not have sufficient resources to satisfy these liabilities in excess of our insurance coverage.

An inherent risk of our business is exposure to product liability claims by users of our products. We may also experience significant product liability exposure related to our other products (including the five brands acquired in the J&J Acquisition) in the future.

Our product liability insurance coverage may be insufficient to cover existing or future product liability claims.

Our business inherently makes us the potential target of product liability claims. We have product liability insurance through our captive insurance subsidiary and a third party reinsurance policy that provides coverage for product liability claims. Our product liability insurance coverage for all of our products, including Dexatrim products containing ephedrine, consists of $30 million of coverage through our captive insurance subsidiary, of which approximately $3 million is funded as of June 15, 2007. We also have an additional $25 million of excess coverage through a third party reinsurance policy, which excludes coverage for any future claims involving Dexatrim products containing ephedrine.

All of our insurance policies are subject to certain limitations that are generally customary for policies of this type such as deductibles and exclusions for exemplary and punitive damages. Since plaintiffs in product liability claims may seek exemplary and punitive damages, if these damages were awarded, some of our insurance coverage would not cover these amounts, and we may not have sufficient resources to pay these damages. Any amounts paid by our insurance to satisfy product liabilities would decrease product liability insurance coverage available for any other claims. If our liability for product liability claims is significant, our existing insurance is likely to be insufficient to cover these claims, and we may not have sufficient resources to pay the liabilities in excess of our insurance coverage. Furthermore, our product liability insurance provided by third parties will expire at the end of each annual policy period, currently in May of each year. We may incur significant additional costs to obtain insurance coverage upon the expiration of our current policies and may not be able to obtain coverage in the future in amounts equal to that which we currently have or in amounts sufficient to satisfy future claims. Also, the addition of five new brands to our consumer products portfolio in connection with the J&J Acquisition may result in increased insurance costs.

Our acquisition strategy is subject to risk and may not be successful.

A component of our growth strategy depends on our ability to successfully execute acquisitions, which involves numerous risks including:

•	not accurately identifying suitable products or brands for acquisition;

•	difficulties in integrating the operations, technologies and manufacturing processes of the acquired products;

•	the diversion of management’s attention from other business concerns; and

•	incurring substantial additional indebtedness.

Any future acquisitions, or potential acquisitions, may result in substantial costs, disrupt our operations or materially adversely affect our operating results.

Our business is regulated by numerous federal, state and foreign governmental authorities, which subjects us to elevated compliance costs and risks of non-compliance.

The manufacturing, distributing, processing, formulating, packaging and advertising of our products are subject to numerous and complicated federal, state and foreign governmental regulations. Compliance with these regulations is difficult and expensive. In particular, the FDA regulates the safety, manufacturing, labeling and distributing of our OTC products, medical devices and dietary supplements. In addition, the FTC may regulate the promotion and advertising of our drug products, particularly OTC versions and dietary supplements. The EPA regulates our Bullfrog Mosquito Coast insect repellent products. We are also regulated by various state statutes, including the California Safe Drinking Water and Toxic Enforcement Act of 1986. If we fail to adhere to the standards required by these federal and state regulations, or are alleged to have failed to adhere such regulations, our operating results and financial condition may be adversely affected.

Our success depends on our ability to anticipate and respond in a timely manner to changing consumer preferences.

Our success depends on our products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If our current products do not conform to consumer preferences, our sales may decline. In addition, our growth depends upon our ability to develop new products through product line extensions and product modifications, which involve numerous risks. We may not be able to accurately identify consumer preferences and translate our knowledge into customer-accepted products or successfully integrate these products with our existing product platform or operations. We may also experience increased expenses incurred in connection with product development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our margins. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our existing products to suffer. We cannot assure you that newly developed products will contribute favorably to our operating results.

We rely on a few large customers, particularly Wal-Mart Stores, Inc., for a significant portion of our sales.

In fiscal 2006, Wal-Mart Stores, Inc. represented approximately 36% of our total revenues, our ten largest customers represented approximately 73% of our total revenues and our 20 largest customers represented approximately 84% of our total revenues. Consistent with industry practice, we do not operate under a long-term written supply contract with Wal-Mart Stores, Inc. or any of our other customers. Our business would materially suffer if we lost Wal-Mart Stores, Inc. as a continuing major customer or if our business with Wal-Mart Stores, Inc. significantly decreases. The loss of sales to any other large customer could also materially and adversely affect our financial results.

We may be adversely affected by fluctuations in buying decisions of mass merchandiser, drug and food trade buyers and the trend toward retail trade consolidation.

We sell our products to mass merchandiser and food and drug retailers in the United States. Consequently, our total revenues are affected by fluctuations in the buying patterns of these customers. These fluctuations may result from wholesale buying decisions, economic conditions and other factors. In addition, with the growing trend towards retail consolidation, we are increasingly dependent upon a few leading retailers, such as Wal-Mart Stores, Inc., whose bargaining strength continues to grow due to their size. Such retailers have demanded, and may continue to demand, increased service and order accommodations as well as price and incremental promotional investment concessions. As a result, we may face downward pressure on our prices and increased promotional expenses to meet these demands, which would reduce our margins. We also may be negatively affected by changes in the policies of our retail trade customers such as inventory destocking, limitations on access to shelf space and other conditions.

We rely on third party manufacturers for a portion of our product portfolio, including products under our Gold Bond, Icy Hot, Selsun, Dexatrim, ACT, Cortizone and Unisom brands.

We use third party manufacturers to make products representing approximately 40% of our fiscal 2006 sales volume, including our Gold Bond medicated powders and foot spray, the Icy Hot patches and sleeves, Herpecin-L, and our line of dietary supplements, including Dexatrim Max, and, internationally, our line of Selsun medicated dandruff shampoos. We also rely on third party manufacturers to manufacture our Icy Hot Pro-Therapy line of products, as well as our line of products under the recently acquired ACT, Cortizone and Unisom brands. In certain cases, third party manufacturers are not bound by fixed term commitments in our contracts with them, and they may discontinue production with little or no advance notice. Manufacturers also may experience problems with product quality or timeliness of product delivery. We rely on these manufacturers to comply with good up-to-date manufacturing practices. The loss of a contract manufacturer may force us to shift production to in-house facilities and possibly cause manufacturing delays, disrupt our ability to fill orders or require us to suspend production until we find another third party manufacturer. We are not able to control the manufacturing efforts of these third party manufacturers as closely as we control our business. Should any of these manufacturers fail to meet our standards, we may face regulatory sanctions, additional product liability claims or customer complaints, any of which could harm our reputation and our business.

Our dietary supplement business could suffer as a result of injuries caused by dietary supplements in general, unfavorable scientific studies or negative press.

Our dietary supplements consist of Dexatrim and our Sunsource product line. We are highly dependent upon consumers’ perceptions of the benefit and integrity of the dietary supplements business as well as the safety and quality of products in that industry. Injuries caused by dietary supplements or unfavorable scientific studies or news relating to products in this category, such as the December 30, 2003 consumer alert on the safety of dietary supplements containing ephedrine alkaloids issued by the FDA and the subsequent FDA rule banning the sale of supplements containing ephedrine alkaloids that became effective on April 11, 2004, may negatively affect consumers’ overall perceptions of products in this category, including our products, which could harm the goodwill of these brands and cause our sales to decline.

Our business could be adversely affected if we are unable to successfully protect our intellectual property.

Our trademarks are of material importance to our business and are among our most important assets. In fiscal 2006, substantially all of our total revenues were from products bearing proprietary or licensed brand names. Accordingly, our future success may depend in part upon the goodwill associated with our brand names, particularly Gold Bond, Selsun Blue, Icy Hot and Aspercreme as well as the brands acquired in the J&J Acquisition in January 2007. Although our principal brand names are registered trademarks in the United States and certain foreign countries, we cannot assure you that the steps we take to protect our proprietary rights in our brand names will be adequate to prevent the misappropriation of these registered brand names in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States. Also, we did not acquire any material intellectual property or trademark rights outside of the United States for the five brands acquired in the J&J Acquisition. We cannot assure you that we will be able to successfully protect our trademarks from infringement or otherwise. The loss or infringement of our trademarks could impair the goodwill associated with our brands, harm our reputation and materially adversely affect our financial results.

We license additional intellectual property from third parties that is used in certain of our products, and we cannot assure you that these third parties can successfully maintain their intellectual property rights. In addition, the sale of these products relies on our ability to maintain and extend our licensing agreements with third parties, and we cannot assure you that we will be successful in maintaining these licensing agreements. Any significant impairment of the intellectual property covered by these licenses, or in our rights to use this intellectual property, may cause our sales to decline.

In addition, our product line extensions are often based on new or unique delivery methods for those products like our Icy Hot patches and sleeves. These delivery methods may not be protected by intellectual property rights that we own or license on an exclusive basis or by exclusive manufacturing agreements. As a result, we may be unable to prevent any competitor or customer from duplicating our delivery methods to compete directly with these product line extensions, which could cause sales to suffer.

We may face litigation in the future, either to protect our intellectual property rights or to defend against claims that we have infringed the intellectual property rights of others. Intellectual property litigation can be extremely expensive, and such expense could materially adversely affect our business.

Because most of our operations are located in Chattanooga, Tennessee, we are subject to regional and local risks.

Approximately 60% of our sales volume in fiscal 2006 was from products manufactured in two plants located in Chattanooga, Tennessee. We store the raw materials used in our manufacturing activities in two warehouses that are also located in Chattanooga. We package and ship most of our products from Chattanooga. Additionally, our corporate headquarters are also located in Chattanooga, and most of our employees live in the area. Because of this, we are subject to regional and local risks, such as:

•	changes in state and local government regulations;

•	severe weather conditions, such as floods, ice storms and tornadoes;

•	natural disasters, such as fires and earthquakes;

•	power outages;

•	nuclear facility incidents;

•	spread of infectious diseases;

•	hazardous material incidents; or

•	any other catastrophic events in our area.

If our region, city or facilities were to suffer a significant disaster, our operations are likely to be disrupted and our business would suffer.

We depend on sole source suppliers for three active ingredients used in our Pamprin and Premsyn PMS products and a limited source of supply for selenium sulfide, the active ingredient in Selsun Blue, and if we are unáble to buy these ingredients, we will not be able to manufacture these products.

Pamabrom, pyrilamine maleate and compap, active ingredients used in our Pamprin and Premsyn PMS products, are purchased from single sources of supply. Pamabrom is sold only by Chattem Chemicals, Inc. (an unrelated company), pyrilamine maleate is produced only in India and sold only by Lonza, Inc. and compap is sold only by Mallinckrodt, Inc. In addition, we have a limited source of supply for selenium sulfide, the active ingredient in Selsun Blue. Financial, regulatory or other difficulties faced by these source suppliers or significant changes in demand for these active ingredients could limit the availability and increase the price of these active ingredients. We may not be able to obtain necessary supplies in a timely manner, and we may be required to pay higher than expected prices for these active ingredients, which could adversely affect our gross margin from these products. Any interruption or significant delay in the supply of these active ingredients would impede our ability to manufacture these products, which would cause our sales to decline. We would not be able to find an alternative supplier and would either need to reformulate these products or discontinue their production. We cannot assure you that we will be able to continue to purchase adequate quantities of these active ingredients at acceptable prices in the future.

We are subject to the risks of doing business internationally.

In fiscal 2006, approximately 8% of our total revenues were attributable to our international business. Our acquisition of Selsun Blue in 2002 expanded our international business. We operate in regions and countries where we have little or no experience, and we may not be able to market our products in, or develop new products successfully for, these markets. We may also encounter other risks of doing business internationally including:

•	unexpected changes in, or impositions of, legislative or regulatory requirements;

•	fluctuations in foreign exchange rates, which could cause fluctuations in the price of our products in foreign markets or cause fluctuations in the cost of certain raw materials purchased by us;

•

delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax treatment;

•	potential trade restrictions and exchange controls;

•	differences in protection of our intellectual property rights; and

•	the burden of complying with a variety of foreign laws.

In addition, we will be increasingly subject to general geopolitical risks in foreign countries where we operate such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers’ inventory levels and consumer purchasing, which could cause our results to fluctuate and our sales to decline. It has not been our practice to engage in foreign exchange hedging transactions to manage the risk of fluctuations in foreign exchange rates because of the limited nature of our past international operations. Due to the significant expansion of our international operations as a result of the Selsun Blue acquisition, our exposure to fluctuations in foreign exchange rates has increased.

The terms of our outstanding debt obligations limit certain of our activities.

The terms of the indenture under which our 7.0% Senior Subordinated Notes due 2014 are issued and our existing credit facility impose operating and financial restrictions on us including restrictions on:

•	incurrence of additional indebtedness;

•	dividends and restricted payments;

•	investments;

•	loans and guarantees;

•	creation of liens;

•	transactions with affiliates;

•	use of proceeds from sales of assets and subsidiary stock; and

•	certain mergers, consolidations and transfers of assets.

The terms of our existing credit facility also require us to comply with financial maintenance covenants. In the future, we may have other indebtedness with similar or even more restrictive covenants. These restrictions may impair our ability to respond to changing business and economic conditions or to grow our business. In the event that we fail to comply with these covenants, there could be an event of default under the applicable debt instrument, which in turn could cause a cross default to other debt instruments. As a result, all amounts outstanding under our various debt instruments may become immediately due and payable.

Our operations are subject to significant environmental laws and regulations.

Our manufacturing sites use chemicals and other potentially hazardous materials and generate both hazardous and non-hazardous waste, the transportation, treatment, storage and disposal of which are regulated by various governmental agencies and federal, state and local laws and regulations. Under these laws and regulations, we are exposed to liability primarily as an owner or operator of real property, and as such, we may be responsible for the clean-up or other remediation of contaminated property. Environmental laws and regulations can change rapidly, and we may become subject to more stringent environmental laws and regulations in the future, which may be retroactively applied to earlier events. Product line extensions, such as Bullfrog Mosquito Coast, or acquisitions of new products such as those acquired in the J&J Acquisition may also subject our business to new or additional environmental laws and regulations. In addition, compliance with new or more stringent environmental laws and regulations could involve significant costs.

We are dependent on certain key executives, the loss of whom could have a material adverse effect on our business.

Our future performance depends significantly upon the efforts and abilities of certain members of senior management, in particular those of Zan Guerry, our chairman and chief executive officer, and Robert E. Bosworth, our president and chief operating officer. If we were to lose any key senior executive, our business could be materially adversely affected.

Our shareholder rights plan and restated charter contain provisions that may delay or prevent a merger, tender offer or other change of control of us.

Provisions of our shareholder rights plan and our restated charter, as well as certain provisions of Tennessee corporation law, may deter unfriendly offers or other efforts to obtain control over us and could deprive shareholders (including holders of the notes whose notes convert to common stock) of their ability to receive a premium on their common stock.

Generally, if any person attempts to acquire 15% or more of our common stock then outstanding without the approval of our independent directors, pursuant to our shareholder rights plan, our shareholders may purchase a significant amount of additional shares of our common stock at 50% of the then applicable market price. This threat of substantial dilution will discourage takeover attempts not approved by our board despite significant potential benefits to our shareholders.

Our restated charter contains the following additional provisions, which may have the effect of discouraging takeover attempts:

•

our directors are divided into three classes, with only one class of directors elected at each annual meeting for a term of three years, making it difficult for new shareholders to quickly gain control of our board of directors;

•	directors may be removed only for cause prior to the expiration of their terms; and

•

we are prohibited from engaging in certain business combination transactions with any interested shareholder unless such transaction is approved by the affirmative vote of at least 80% of the outstanding shares of our common stock held by disinterested shareholders, unless disinterested members of our board of directors approve the transaction or certain fairness conditions are satisfied, in which case such transaction may be approved by either the affirmative vote of the holders of not less than 75% of our outstanding shares of common stock and the affirmative vote of the holders of not less than 66% of the outstanding shares of our common stock which are not owned by the interested shareholder, or by a majority of disinterested members of our board of directors, provided that certain quorum requirements are met.

The Tennessee Business Combination Act prevents an interested shareholder, which is defined generally as a person owning 10% or more of our voting stock, from engaging in a business combination with us for five years following the date such person became an interested shareholder unless before the interested shareholder became an interested shareholder, our board of directors approved the transaction in which such person became an interested shareholder or approved the business combination, and the proposed business combination satisfied any additional applicable requirements imposed by law and by our restated charter or bylaws. If the requisite approval for the business combination or share acquisition has not been obtained, any business combination is prohibited until the expiration of five years following the date such person became an interested shareholder.

The trading price of our common stock may be volatile.

The trading price of our common stock could be subject to significant fluctuations in response to several factors, some of which are beyond our control. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	the failure to integrate successfully the acquisition of the U.S. rights to the five brands acquired in the J&J Acquisition;

•	quarterly variations in key financial performance measures, such as earnings per share, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by financial analysts;

•	announcements of new products by us or our competitors;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	further issuance of convertible securities or common stock by us or sales of our common stock or other actions by investors with significant shareholdings;

•	general market conditions for companies in our industry; and

•	domestic and international economic, legal, political and regulatory factors unrelated to our performance.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Any adverse effect upon the trading price of our common stock would, in turn, adversely affect the trading price of the Notes.

To service our indebtedness, we will require a significant amount of cash.

Our ability to make payments on our indebtedness, including the Notes, other notes outstanding and our existing credit facility, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the Notes, other notes outstanding or our existing credit facility or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity, sell assets, reduce or delay capital expenditures or seek additional financing. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Risks Related to the Notes

The Notes will be effectively subordinated to all of our existing and future secured debt (to the extent of the value of the assets securing that debt), and the Notes are effectively subordinate to the claims of creditors, including trade creditors, of our subsidiaries.

The Notes are not secured by any of our assets. In the event we default on any of our secured debt, including borrowings under our existing credit facility, or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our secured debt before any of those proceeds would be available to make payments on our unsecured debt, including the Notes. Accordingly, upon an acceleration of the Notes in the event of default, there may be no assets remaining from which claims of the holders of the Notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full.

In addition, the Notes will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Creditors of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including the holders of the Notes. Therefore, the Notes are effectively subordinate to the claims of creditors, including trade creditors, of our subsidiaries.

As of February 28, 2007, after giving effect to the offering of these Notes and the contemplated use of proceeds therefrom, we would have had approximately $577 million of indebtedness outstanding, including $469 million of senior indebtedness, and our subsidiaries would have had total liabilities, including trade payables, but excluding inter-company indebtedness and deferred tax liabilities, of approximately $7 million.

There are no restrictive covenants in the indenture for the Notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the Notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of additional indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our existing or future subsidiaries. We, therefore, may incur additional debt, including secured indebtedness that would be effectively senior to the Notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the Notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our existing or future debt, including the Notes, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may prevent you from being able to convert the Notes and may affect the price of the Notes and make them more difficult to resell.

The ability of holders of the Notes to convert the Notes is conditioned on the closing price of our common stock reaching specified thresholds or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the Notes as described under “Description of the Notes—Conversion Rights—Conversion Based on Common Stock Price” is satisfied during a fiscal quarter, holders may convert the Notes only during the subsequent fiscal quarter. If such closing price thresholds are not satisfied and the other specified events that would permit a holder to convert Notes do not occur, holders would only be able to convert their Notes during the one month period from and including April 1, 2014 to, but excluding, the final maturity date on May 1, 2014.

Because the Notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes and could limit amounts payable upon conversion of the Notes. Holders who receive common stock upon conversion of the Notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your Notes as a result of such fundamental change.

If you convert Notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate applicable to your Notes, as described under “Description of the Notes—Make Whole Premium Upon Fundamental Change.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your Notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described below under “Description of the Notes—Make Whole Premium Upon Fundamental Change” there will not be a whole premium. In addition, the make whole premium provisions of the indenture governing the Notes may be deemed an economic penalty and, thus, may be deemed unenforceable.

Because your right to require repurchase of the Notes is limited, the trading price of the Notes may decline if we enter into a transaction that does not constitute a fundamental change under the indenture.

The term “fundamental change” under the indenture is limited and may not include every event that might harm our economic condition, cause the trading price of the Notes to decline or result in a downgrade of the credit rating of the Notes. The term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the Notes upon a fundamental change may not preserve the value of the Notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Purchase at Holders’ Option Upon Fundamental Change.”

If you hold Notes, you are not entitled to any rights with respect to our common stock until conversion, but you are subject to all changes made with respect to our common stock.

If you hold Notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your Notes and in limited cases under the anti-dilution adjustments applicable to the Notes. For example, in the event that an amendment is proposed to our restated charter or by-laws which requires stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of the Notes and delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to purchase Notes when required under the terms of the Notes.

Holders of Notes may require us to purchase for cash all or a portion of their Notes upon the occurrence of certain specific kinds of fundamental change events. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the Notes on any date that we would be required to do so under the terms of the Notes.

Agreements relating to our indebtedness might contain provisions prohibiting the redemption or repurchase of the Notes or provide that a change in control constitutes an event of default. If a fundamental change or specified trigger event occurs at a time when we are prohibited from purchasing or redeeming the Notes, we could seek the consent of our lenders to purchase or redeem the Notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase or redeem the Notes. Our failure to purchase tendered Notes or to redeem the Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. The term “fundamental change” under the indenture is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term fundamental change does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly-traded common stock. Our obligation to offer to purchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

You should consider the U.S. federal income tax consequences of a conversion of the Notes.

The U.S. federal income tax treatment of the conversion of the Notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of Notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of a conversion of the Notes is contained in this prospectus under the heading “Certain U.S. Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the Notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and delivery of common stock on the Notes. See “Certain U.S. Federal Income Tax Considerations” for more details.

The convertible note hedge and warrant transactions may affect the value of the Notes and our common stock.

In connection with the sale of the Notes, we entered into a convertible note hedge transaction with an affiliate of Merrill Lynch. This transaction is expected but is not guaranteed to eliminate the potential dilution upon conversion of the Notes. We also entered into a warrant transaction with an affiliate of Merrill Lynch. We used approximately $29 million of the proceeds of the sale of the Notes to fund the cost of the convertible note hedge transaction. We received approximately $17 million in proceeds from the warrant transaction. In connection with hedging these transactions, such affiliate of Merrill Lynch:

•

will enter into various over-the-counter derivative transactions with respect to our common stock, and may have purchased our common stock concurrently with and shortly after the pricing of the Notes; and

•

may have entered into, or may unwind, various over-the-counter derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the Notes (including during any conversion reference period related to a conversion of Notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock. Such effect is expected to be greater in the event we elect to settle converted Notes entirely in cash. The Merrill Lynch affiliate party to these transactions is likely to modify its hedge positions from time to time prior to conversion or maturity of the Notes or termination of the transactions by purchasing and selling shares of our common stock, other of our securities, or other instruments it may wish to use in connection with such hedging.

In particular, such hedging modification may occur during any conversion reference period for a conversion of Notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those Notes. In addition, we intend to exercise options we hold under the convertible note hedge transaction whenever Notes are converted. In order to unwind its hedge position with respect to those exercised options, the Merrill Lynch affiliate party to these transactions expects to sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted Notes.

An active trading market for the Notes may not develop.

The Notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. The Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the Notes. We have no plans to list the Notes on a securities exchange or to include the Notes in any automated quotation system. Although the Notes initially sold to qualified institutional buyers are eligible for trading on the Nasdaq Global Select Market’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages,” the Notes resold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. An active or liquid trading market for the Notes may not develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed.

The conditional conversion feature of the Notes could result in you being unable to convert your Notes until near the time of maturity or you receiving less than the value of the common stock into which a note is convertible.

The Notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your Notes until the one month period from, and including, April 1, 2014 to, but excluding, the final maturity date of the Notes on May 1, 2014, and until such time, you may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

Changes in our credit rating or the credit and equity markets could adversely affect the price of the Notes.

The trading price for the Notes will be based on a number of factors, including our rating with major credit rating agencies, the market for our common stock, the prevailing interest rates being paid by other companies similar to us and the overall-conditions of the financial markets. The conditions of the credit and equity markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the Notes.

In addition, credit rating agencies continually monitor and periodically revise their ratings for the companies that they follow, including us. Credit rating agencies may not maintain their ratings on our long-term debt. These ratings affect our ability to raise debt and the cost of such debt to us. A negative change in our rating could have an adverse effect on the price of the Notes.

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their Notes.

The conversion of some or all of the Notes may dilute the ownership interests of existing shareholders. All or a portion of the amounts payable upon conversion of the Notes may, at our election, be paid in cash rather than in the form of shares of common stock. Any sales in the public market of the common stock issued upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Notes or the shares of common stock issued upon conversion of the Notes which may be sold pursuant to this prospectus for the respective accounts of selling securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling securityholders. See “Selling Securityholders” and “Plan of Distribution.”

RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each period indicated is set forth in the following table:

	For the Year Ended November 30,					For the Quarter Ended February 28, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	2.4:1	2.7:1	1.1:1	4.8:1	6.8:1	3.9:1

For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” consist of our consolidated income from continuing operations before income taxes, fixed charges and cumulative effect of change in accounting principle and (ii) “fixed charges” consist of interest expense, amortization of deferred financing costs and the portion of rental expense representing interest.

DESCRIPTION OF THE NOTES

We issued the Notes under the indenture, dated as of April 11, 2007, between Chattem, Inc., as issuer, and U.S. Bank, National Association, as trustee. As used in this description of the Notes, the words “our company,” “we,” “us,” “our” or “Chattem” refer only to Chattem, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the Notes, the indenture and the registration rights agreement below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the Notes, the indenture and the registration rights agreement, which we urge you to read because they define your rights as a Note holder. Copies of these documents, including a form of the Notes, are available upon request to us or from our filings with the SEC.

General

The Notes are limited to $100,000,000 aggregate principal amount. The Notes will mature on May 1, 2014 unless earlier converted or repurchased. The Notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The Notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The Notes bear cash interest at the rate of 1.625% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2007, to holders of record at the close of business on April 15 or October 15, as the case may be, immediately preceding such interest payment date. Each payment of cash interest on the Notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issue date of the Notes) through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a Note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a Note that has matured or been converted, been purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such Note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of Notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange to a person other than the holder.

In connection with the offering of the Notes, we entered into separate convertible note hedge and warrant transactions with an affiliate of Merrill Lynch.

The Notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. In addition, the Notes will be effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). The Notes will not be guaranteed by any of our existing or any future subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the Notes or to make any funds available for that purpose. Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Notes. The Notes, therefore, are and will be effectively subordinated to the claims of creditors, including trade creditors of our present and future subsidiaries.

At February 28, 2007, after giving effect to the offering of the Notes and the contemplated use of the proceeds therefrom, we would have had approximately $577 million of indebtedness outstanding, including $469 million of senior indebtedness, and our subsidiaries would have had total liabilities, including trade payables, but excluding inter-company indebtedness and deferred tax liabilities, of approximately $7 million. Neither we nor our existing or any future subsidiary will be restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the Note holders.

Conversion Rights

Holders may convert their Notes prior to maturity based on an initial conversion rate of 13.6617 shares per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $73.20 per share), only under the circumstances described below. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. A Note for which a holder has delivered a fundamental change repurchase notice, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

In lieu of delivering shares of our common stock upon conversion of any Note, a holder will receive, for each $1,000 principal amount of Notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•

if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during such conversion reference period, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below;

provided that in no event shall the aggregate number of remaining shares per $1,000 principal amount of Notes exceed the aggregate share cap, as defined below.

The “conversion value” for each $1,000 principal amount of Notes means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price, as defined below, per share of our common stock on such trading day.

The “conversion reference period” means:

•

for Notes that are converted during the one month period prior to the maturity date of the Notes, the 20 consecutive trading days preceding and ending on the maturity date, subject to any extension due to a market disruption event, as defined below; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a Note means the date on which the holder of the Note has complied with all requirements under the indenture to convert such Note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of Notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(	volume weighted average price per share for such trading day	×	applicable conversion rate	)	–	$1,000
	volume weighted average price per share for such trading day	×	20

The “aggregate share cap” means 16.9405 shares of our common stock per $1,000 principal amount of Notes, subject to adjustment upon the occurrence of any of the events described in clauses (1) through (4) under “—Conversion Procedures” below.

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page CHTT <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the Nasdaq Global Select Market or, if our common stock is not listed on the Nasdaq Global Select Market, the principal national or regional securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq Global Select Market or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such Note.

A holder of a Note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the Notes will be determined by us at the end of the conversion reference period. Upon conversion of a Note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the last trading day of the conversion reference period but in any event not later than the third trading day following the last trading day of the conversion reference period.

The ability to surrender Notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender Notes for conversion during any fiscal quarter beginning after August 31, 2007, and only during such fiscal quarter, if, as of the last day of the preceding fiscal quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter is more than 130% of the conversion price, as defined below, per share of common stock, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq Global Select Market or, if our common stock is not traded on the Nasdaq Global Select Market, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the indenture.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The conversion trigger price is $95.16, which is 130% of the initial conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under “—Conversion Procedure” below.

We will determine at the beginning of each fiscal quarter commencing at any time after August 31, 2007, whether the Notes are convertible as a result of the price of our common stock and notify the trustee.

Conversion Based on Trading Price of Notes

Prior to April 1, 2014, holders may surrender Notes for conversion during any five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of that period was less than 97% of the product of the closing price of our common stock and the then applicable conversion rate (the “trading price condition”).

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by us for $1.5 million principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by us, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us, that one bid shall be used. If we cannot reasonably obtain at least one bid for $1.5 million principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 97% of the product of the “closing price” of our common stock and the conversion rate per $1,000 principal amount of Notes.

In connection with any conversion upon satisfaction of the trading price condition, we shall have no obligation to determine the trading price of the Notes unless a holder of the Notes provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 97% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the Notes. At such time, we shall determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the Notes is greater than 97% of the product of the closing price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes.

Conversion Upon Specified Distributions to Holders of Our Common Stock

If we:

•

distribute to all holders of our common stock certain rights (including rights under a shareholder rights agreement) or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•

distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, we will notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a shareholder rights agreement, we will notify the holders of the Notes on the business day after we are required to give notice generally to our shareholders pursuant to such shareholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given the notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its Notes under this conversion provision upon the specified distributions above if holders of the Notes will be entitled to participate in such distribution on an as-converted basis.

Conversion Upon Fundamental Change

We will notify the holders of Notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “—Purchase at Holders’ Option Upon Fundamental Change.” Holders may surrender Notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change repurchase date.

Conversion at Maturity

Holders may surrender Notes for conversion at any time during the one month period beginning on April 1, 2014 and ending at the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a Note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the Note, and deliver the conversion notice to the conversion agent;

•	surrender the Note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a Note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the Note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a Note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of Notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such Notes on the corresponding interest payment date notwithstanding the conversion, and such Notes upon surrender must be accompanied by funds equal to the amount of such payment, unless (1) such Notes have been surrendered for conversion following the regular record date immediately preceding the final interest payment date or (2) we have specified a fundamental change purchase date which occurs after a record date and on or prior to the related interest payment date, in which case no such payment will be required. In addition, no such payment will be required to the extent of any overdue interest, if any overdue interest exists as of the time of conversion.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a conversion of the Notes, see “Certain U.S. Federal Income Tax Considerations.”

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to all of the holders of our common stock;

(2) subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants and convertible securities referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any shareholder rights plan or dividends or distributions paid exclusively in cash);

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders of our common stock in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of Notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Select Market or such other national or regional securities exchange or market on which the securities are then listed or quoted.

In addition, the indenture provides that upon conversion of the Notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of Notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the settlement of the conversion value will be based on the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which holders of our common stock receive in such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the Notes shall be convertible from and after the effective date of such business combination into the form of consideration elected by a majority of our shareholders in such business combination. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the Notes following such business combination to the extent feasible. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into shares of our common stock prior to the effective date of any such business combination.

For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Certain U.S. Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of Notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate.

Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their Notes in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 16.9405 shares of our common stock per $1,000 principal amount of Notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Further, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued; or

•	for accrued and unpaid interest and additional interest owed, if any.

Purchase at Holders’ Option Upon Fundamental Change

If a fundamental change, as defined below, occurs, each holder of Notes will have the right, subject to the terms and conditions of the indenture, to require us to repurchase all or any portion of that holder’s Notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the effective date of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but on or prior to an interest payment date, then the interest payable on such date will be paid to the holder of record of the Notes on the relevant record date.

As promptly as practicable following the date we publicly announce such transaction but in no event less than 10 trading days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. Such notice will specify, among other things, the fundamental change purchase date. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the fundamental change purchase date a fundamental change purchase notice stating among other things:

•	if certificated Notes have been issued, the certificate numbers of the Notes to be delivered for purchase;

•	the portion of the principal amount of Notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

If the Notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes;

•	the principal amount of the withdrawn Notes, which must be $1,000 or an integral multiple of $1,000; and

•	the principal amount, if any, of the Notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a Note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the Note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the Note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the Note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the Note will cease to be outstanding and interest on such Note will cease to accrue, whether or not the Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the Note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the Notes when any of the following has occurred:

(i)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries;

(ii)	the adoption of a plan relating to the liquidation or dissolution of our company;

(iii)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than

50% of our voting stock (measured by voting power rather than the number of shares), other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(iv)	the first day on which a majority of the members of our board of directors are not continuing directors; or

(v)	our consolidation or merger with or into any person, or any consolidation or merger with or into us, in any such event pursuant to a transaction in which any of our voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where our voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person (immediately after giving effect to such issuance).

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the U.S., or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of such common stock or American Depositary Shares, subject to the right to deliver cash in lieu of all or a portion of such remaining shares in substantially the same manner as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization of its equity securities of at least three times the market capitalization of Chattem before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock or American Depositary Shares or similar instruments into which the Notes are convertible is neither listed for trading on a U.S. national securities exchange nor approved for quotation on an established automated over-the-counter securities markets in the United States or ceases to be traded or quoted in contemplation of a delisting or withdrawal of approval.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act. The term “continuing director” means, as of any date of determination, any member of our board of directors who was a member of our board of directors on the date of the original issuance of the Notes or was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such nomination or election. The term “voting stock” means all shares of capital stock of such person entitled to vote in elections of the board of directors, managers or trustees of such person.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No Notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the Notes, other than a default in the payment of the fundamental change purchase price with respect to the Notes.

The preceding provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. Any failure by us to repurchase the Notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness, if any.

Make Whole Premium Upon Fundamental Change

If a fundamental change occurs that is either a termination of trading or an event specified in clauses (i), (ii), (iii) or (v) of the definition of “change of control” under “Purchase at Holders’ Option Upon Fundamental Change”, we will pay, to the extent described below, a make whole premium if you convert your Notes in connection with any such transaction by increasing the conversion rate applicable to such Notes if and as required below. A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to holders of Notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and will be based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date of the fundamental change.

The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

Make Whole Premium Upon Fundamental Change (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	April 11, 2007*	May 1, 2008	May 1, 2009	May 1, 2010	May 1, 2011	May 1, 2012	May 1, 2013	May 1, 2014
$59.03	3.2788	3.2788	3.2788	3.2788	3.2788	3.2788	3.2788	3.2788
$65.00	2.7183	2.6709	2.6105	2.5331	2.4227	2.2644	2.0136	1.7229
$70.00	2.3557	2.2873	2.2028	2.0960	1.9503	1.7444	1.4166	0.6240
$75.00	2.0644	1.9824	1.8821	1.7574	1.5893	1.3587	0.9980	0.0000
$80.00	1.8280	1.7367	1.6271	1.4911	1.3130	1.0728	0.7098	0.0000
$85.00	1.6339	1.5376	1.4218	1.2812	1.1003	0.8604	0.5143	0.0000
$90.00	1.4729	1.3739	1.2562	1.1146	0.9346	0.7024	0.3833	0.0000
$95.00	1.3377	1.2381	1.1204	0.9798	0.8042	0.5840	0.2959	0.0000
$100.00	1.2239	1.1249	1.0082	0.8709	0.7020	0.4947	0.2374	0.0000
$150.00	0.6538	0.5798	0.4964	0.4070	0.3091	0.2049	0.1033	0.0000
$200.00	0.4597	0.4049	0.3459	0.2820	0.2174	0.1469	0.0770	0.0000

*	Original issue date of the Notes.

The actual stock price and effective date may not be set forth on the table, in which case:

•

if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $200.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

•	if the stock price on the effective date is less than $59.03 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the Notes is adjusted as set forth under “—Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 16.9405 per $1,000 principal amount of Notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) under “—Conversion Procedures” above.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their Notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their Notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in the payment of any principal amount or fundamental change purchase price due with respect to the Notes, when the same becomes due and payable;

•	default in payment of any interest (including additional interest, if any) when due under the Notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the Notes, which default continues for 15 days;

•	our failure to provide notice of a fundamental change when due in accordance with the terms of the indenture;

•

our failure to comply with any of our other agreements in the Notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the Notes, and the continuance of such default without cure or waiver for a period of 60 days after receipt of such notice;

•	default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Chattem for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $7.5 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would not be deemed to have occurred;

•

our failure to pay final judgments aggregating in excess of $7.5 million (excluding therefrom any amount covered by insurance as to which the insurer has acknowledged in writing its coverage obligation), which judgments are not paid, discharged or stayed for a period of 60 days; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Consolidation, Merger or Sale of Assets

The indenture provides that we may not consolidate with or merge into any person (unless we are the surviving person) or convey, transfer or lease our properties and assets substantially as an entity to another person, other than to one or more of our wholly-owned subsidiaries, unless:

•

the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the Notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the Notes of such holder as described above. An assumption of our obligations under the Notes and the indenture by such corporation might be deemed for U.S. federal tax purposes to be an exchange of the Notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the Notes with the consent of the holders of not less than a majority in aggregate principal amount of the Notes then outstanding. However, the consent of the holder of each outstanding Note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the Note or change the time of payment;

•	make the Note payable in money or securities other than that stated in the Note;

•	change the stated maturity of the Note;

•	reduce the principal amount or fundamental change purchase price with respect to the Note;

•	reduce the conversion rate or make any change that adversely affects the conversion rights of a holder in any material respect other than as provided in the indenture;

•	make any change that adversely affects the right of a holder to require us to purchase the Note;

•	impair the right to institute suit for the enforcement of any payment with respect to the Note or with respect to conversion of the Note;

•	change the currency of payment of principal of, or interest on, the Note;

•

except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the Note; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of Notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the Notes;

•	to add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us;

•	to increase the conversion rate;

•	to secure our obligations in respect of the Notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•

to comply with the requirements of the SEC in connection with the registration of the public offer and sale of the Notes under the Securities Act of 1933 pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to add guarantees with respect to the Notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the Notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all the holders of all Notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•

waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any Note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

A modification of the Notes might be deemed for U.S. federal tax purposes to be an exchange of the Notes for new notes by the beneficial owners thereof, potentially resulting in recognition of gain or loss for such proposes and possibly other adverse tax consequences. You should consult your own tax advisors regarding the tax consequences of such a modification.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Notes have become due and payable, whether at stated maturity, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the average market prices of the Notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

U.S. Bank, National Association, is the trustee, registrar, paying agent and conversion agent under the indenture for the Notes.

Global Notes; Book Entry; Form

We will initially issue the Notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the indenture and the Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, without par value, of which 19,139,254 shares were issued and outstanding as of May 31, 2007, and 1,000,000 shares of preferred stock, none of which are issued and outstanding.

Common Stock

Holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefor, if any. The holders of common stock are entitled to share ratably in any distribution to shareholders upon our liquidation. The holders of common stock have no preemptive, conversion, registration or other subscription or conversion rights, other than our shareholder rights plan discussed below, and the common stock is not subject to further calls or assessments by us. The common stock currently outstanding is, and the common stock issued by us upon conversion of the Notes will be, when issued, validly issued, fully-paid and non-assessable. Pursuant to our shareholder rights plan, one preferred stock purchase right will be attached to each share of common stock issued upon conversion of the Notes.

Holders of our common stock are entitled to one vote per share on all matters to be voted on by the shareholders and do not have cumulative voting rights in the election of directors. This means that the holders of a majority of the outstanding shares of common stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so.

Transfer Agent

The Transfer Agent for our common stock is Computershare Investor Services, LLC, Canton, Massachusetts.

Preferred Stock

Our board of directors has authority to divide the preferred stock into series and to fix the rate of dividend, redemption rights, liquidation preferences, sinking fund provisions, terms and conditions of conversion, voting rights, cumulative rights and any other designations pertaining to such shares not forbidden by law. Except as otherwise provided by law or by action of our board of directors, the entire voting power is currently vested exclusively in the common stock. Dividends on any outstanding shares of preferred stock must be declared and paid before any dividends on common stock. In connection with our shareholder rights plan, our board of directors has designated 200,000 shares of our preferred stock as Series A junior participating preferred stock. See our Current Report on Form 8-K, filed on February 1, 2000, for more information about the terms of our Series A junior participating preferred stock. The issuance of the preferred stock, including an issuance pursuant to our shareholder rights plan, could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of us.

Provision of our Shareholder Rights Plan and Restated Charter

Provisions of our shareholder rights plan and restated charter may deter unfriendly offers or other efforts to obtain control over us. Generally, if any person attempts to acquire 15% of our common stock then outstanding, without the approval of our independent directors, pursuant to our shareholder rights plan, our shareholders may purchase a significant amount of additional shares of our common stock at 50% of the then applicable market price. You may refer to our Current Report on Form 8-K, filed on February 1, 2000, for more information about the terms of our shareholder rights plan.

Our restated charter contains the following additional provisions which have the effect of discouraging take-over attempts delaying or preventing a merger, tender offer or other change of control of us:

•	our directors are divided into three classes, and only one class of directors is elected at each annual meeting and each director is elected for a term of three years;

•	directors may be removed only for cause prior to the expiration of their terms; and

•

we are prohibited from engaging in certain business combination transactions with any interested shareholder unless such transaction is approved by the affirmative vote of at least 80% of the outstanding shares of our common stock held by disinterested shareholders, unless disinterested members of our board of directors approve the transaction or certain fairness conditions are satisfied, in which case such transaction may be approved by either the affirmative vote of the holders of not less than 76% of our outstanding shares of common stock and the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our common stock which are not owned by the interested shareholder, or by majority of disinterested members of our board of directors, provided that certain quorum requirements are met.

Provisions of Tennessee Law Relating to Business Combinations and Acquisitions

Tennessee Business Combination Act

The Tennessee Business Combination Act prevents an interested shareholder, which is defined generally as a person owning 10% or more of our voting stock, from engaging in a business combination with us for five years following the date such person became an interested shareholder unless before such person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination, and the proposed business combination satisfied any additional applicable requirements imposed by law and by our charter or our amended and restated bylaws. If the requisite approval for the business combination or share acquisition has not been obtained, any business combination is prohibited until the expiration of five years following the date such person became an interested shareholder.

Tennessee Greenmail Act

The Tennessee Greenmail Act, or the TGA, makes it illegal for us to purchase our shares at a price above market value from any person who holds more than 3% of our common stock, unless the person has held such shares for more than two years, the purchase has been approved by the holders of a majority of the outstanding shares of our common stock, or we have made an offer of at least equal value per share for all other shares of our common stock. Any shareholder that sells its shares to us in violation of the TGA is liable to us for damages equal to double the amount by which the sum paid for the shares exceeded the market value of the shares.

Advance Notice Provisions for Shareholder Nominations and Proposals

Under our amended and restated bylaws, notices of nominations for directors by a shareholder to be made at a meeting of shareholders must be received by us, in the case of an annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received by us not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first; and in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Under our amended and restated bylaws, notices of proposals by a shareholder to be made at an annual meeting of shareholders must be received by us no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed, or public disclosure of the date of the annual meeting was made, whichever occurs first.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

To comply with Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus and related materials is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”); (b) any such discussion is being used to support the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes, and where noted, our common stock, as of the date of this prospectus. This summary applies only to a beneficial owner of Notes who purchases Notes in this offering at their “issue price” (the first price at which a substantial amount of the Notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who holds the Notes or common stock received upon conversion of the Notes as a capital asset. This summary does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of Notes or common stock that may be subject to special treatment for U.S. federal income tax purposes. For example, this summary does not address:

•

tax consequences to beneficial owners who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

•	tax consequences to beneficial owners holding the Notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction, or a straddle;

•	tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; or

•	U.S. federal estate, gift or alternative minimum tax consequences, if any (except to the extent specifically discussed below in “—Non-U.S. Holders—U.S. Federal Estate Tax”).

The discussion below is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those discussed below.

If a beneficial owner of Notes is an entity classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity, or a partner in such an entity, you should consult your own tax advisor.

No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax considerations discussed below. As a result, we cannot assure you that the IRS will agree with the tax consequences described below.

Prospective investors should consult their own tax advisor concerning the U.S. federal income and estate tax consequences in light of their particular situation and any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations that will apply to you if you are a U.S. holder of Notes or shares of our common stock.

For purposes of this discussion, a U.S. holder is a beneficial owner of a Note or common stock that is for U.S. federal tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and one or more United States persons has authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

It is expected, and this discussion assumes, that the Notes will be issued for an amount equal to the principal amount and thus will not be issued with any original issue discount for U.S. federal tax purposes. Accordingly, if you are a U.S. holder, you will generally be required to recognize as ordinary income any interest paid or accrued on the Notes in accordance with your regular method of accounting for U.S. federal income tax purposes.

In certain circumstances, we may pay amounts on the Notes that are in excess of the stated interest on or principal of the Notes. We intend to take the position that the possibility that any such payment will be made is remote so that such possibility will not affect the timing or amount of interest income that you recognize, as discussed above, unless and until any such excess payment is made. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take the position that the possibility of an excess payment is not remote, in which case the character and amount of taxable income in respect of the Notes may be different from that described above. If we do pay amounts on the Notes that are in excess of the stated interest on or principal of the Notes, you should consult your own tax advisor about the tax treatment of such amounts.

Sale, Exchange, Redemption or Other Disposition of the Notes

Upon the sale, exchange, redemption, or other disposition (other than a conversion as described below) of a Note, you will generally recognize gain or loss equal to the difference between your amount realized (including the amount of cash and the fair market value of property, if any, received) and your adjusted tax basis in the Note. Any gain you recognize generally will be treated as capital gain, except to the extent that there is accrued interest on such Note that has not previously been included in your taxable income, which will be treated as ordinary interest income. Any loss you recognize will be treated as a capital loss. The deductibility of capital losses is subject to limitations. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the Notes for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2010).

Conversion of the Notes

If you receive solely cash or property other than our common stock on the conversion of your Notes, you will generally be subject to the rules described in “U.S. Holders—Sale, Exchange, Redemption or Other Disposition of the Notes.”

If you receive a combination of cash and our common stock upon the conversion of your Notes, the U.S. federal income tax treatment to you is not entirely clear. We intend to take the position that the Notes are “securities” for U.S. federal income tax purposes. If the Notes are considered securities, you will be required to recognize gain in an amount equal to the lesser of (i) the cash payment (reduced for cash in lieu of a fractional share and any portion of the payment which is attributable to accrued and unpaid interest) or (ii) the excess of the fair market value of the common stock and cash payment (less cash in lieu of a fractional share and any amount attributable to accrued and unpaid interest) received in the conversion over your adjusted tax basis in the Note at the time of the conversion. You generally will not be able to recognize any loss. Your tax basis in the common stock received, other than any common stock received with respect to accrued but unpaid interest, will be the same as your tax basis in the Note that was converted (excluding the portion of the tax basis that is allocable to a fractional share), increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (less cash in lieu of a fractional share). Your holding period in the common stock received upon the conversion of the Note would include the holding period of the Note exchanged.

Alternatively, the cash payment might be treated as the proceeds from the redemption of a portion of the Notes and taxed as described above in “-U.S. Holders-Sale, Exchange, Redemption or Other Disposition of the Notes,” and the common stock received would be treated as received upon a conversion of the Notes, which generally would not be taxable to you except to the extent of any common stock received with respect to accrued interest. In such case, your tax basis in the Notes would be allocated pro rata between the common stock received, any fractional share that is sold for cash and the portion of the Notes that are treated as redeemed for cash. The holding period for the common stock received in the conversion would include the holding period for the Notes.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as if we issued such fractional share upon conversion and repurchased it for the amount of the cash received. In general, you will recognize capital gain to the extent the amount of such cash exceeds your basis in the hypothetical fractional share (which will be a proportionate part of your adjusted basis in the Note reduced by any other cash received in the conversion) or capital loss to the extent the amount of your basis in the hypothetical fractional share exceeds the cash. Such gain or loss will be long-term capital gain or loss if you held the Note more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2010).

Any cash and the value of any portion of common stock that is attributable to accrued interest on the Notes not previously included in income would be taxed as ordinary income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued interest would begin the day after the date of conversion.

Constructive Distributions

The conversion price of the Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or, in the case of holders of our common stock, failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. A make whole conversion rate adjustment upon an occurrence of a make whole event should not be treated as such an adjustment. Any deemed distribution to you will be subject to U.S. federal income tax in the same manner as an actual distribution received by you, as described under “—Distributions on Common Stock” below. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Distributions on Common Stock

We do not expect to pay cash dividends on our common stock in the foreseeable future. However, distributions, if any, made with respect to our common stock that is received upon the conversion of a Note will constitute dividends to the extent made out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends received deduction if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates (effective for tax years through 2010) if the U.S. holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

You generally will recognize capital gain or loss on the sale or other taxable disposition of common stock that is received upon the conversion of a Note equal to the difference between the amount realized and your tax basis in the common stock. Any capital gain or loss that you recognize will be long-term capital gain or loss if you held the stock for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax (effective for tax years through 2010). The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration After a Business Combination

In the event that we undergo a business combination as described under “Description of Notes—Conversion Rights—Conversion Procedures,” the conversion obligation may be adjusted so that you would be entitled to convert the Notes into the type of consideration that you would have been entitled to receive upon the occurrence of such business combination had the Notes been converted into our common stock immediately prior to the occurrence of such business combination, except that you will not be entitled to receive a make whole premium unless such Notes are converted in connection with a fundamental change. Depending upon the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and a modified Note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Backup Withholding and Information Reporting

If you are a U.S. holder of Notes or common stock, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a Note or share of common stock received by you, unless you are a recipient such as a corporation which is exempt from information reporting requirements. In addition, backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number and certain other information, or a certification of exempt status, or if you fail to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of Notes or shares of our common stock. The term “non-U.S. holder” means a beneficial owner of a Note or share of common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder (as defined above under “—U.S. Holders”).

Interest on the Notes

If you are a non-U.S. holder, payments of interest on the Notes generally will be exempt from withholding of U.S. federal income tax if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our voting stock;

•	you are not a “controlled foreign corporation” that is related to us through sufficient stock ownership; and

•

interest on the Notes is not effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is not attributable to your permanent establishment in the United States).

The exemption from withholding described above and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us or our paying agent. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. withholding tax, unless: (i) you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty, or (ii) the payments of interest are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) and you meet the certification requirements described below by providing a properly executed IRS Form W-8ECI.

If you are engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States), you will be subject to U.S. federal income tax (but not the 30% withholding tax) on that interest income on a net basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. Holders-Interest on the Notes”. In addition, if you are a foreign corporation, you may also be subject to a “branch profits tax” equal to 30% (or lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with a trade or business conducted by you in the United States. For this purpose, such interest will be included in your earnings and profits.

Sale, Exchange, Redemption, Conversion or Other Disposition of the Notes

You generally will not be subject to U.S. federal income tax on any gain on the sale, exchange, redemption, conversion or other disposition of a Note unless:

•

interest on the Notes is not effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is not attributable to your permanent establishment in the United States).

•

the gain is effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States);

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition and the period you held the Note, a “United States real property holding corporation,” as discussed below.

We believe that we currently are not, and will not become, a United States real property holding corporation. Even if we are or were to become a United States real property holding corporation, so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder (i) who owns more than 5% of the Notes if the Notes are regularly traded on an established securities market, (ii) who owns Notes with a value greater than 5% of our common stock as of the latest date such Notes were acquired if the Notes are not traded on an established securities market, or (iii) who actually or constructively owns more than 5% of our common stock will be subject to U.S. tax on the disposition thereof.

Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of Notes and common stock.

Distributions on Common Stock

Any dividends paid to you with respect to the shares of common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business conducted by you in the United States (and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States) are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates in the same manner as if you were a U.S. holder as described above under “—U.S. Holders—Distributions on Common Stock.” Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty).

In order to claim the benefit of a tax treaty or to claim an exemption from this withholding tax on effectively connected dividends, you must provide a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected dividends, prior to the payment of dividends. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Constructive Distributions

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “—U.S. Holders—Constructive Distributions” above). Any such constructive distribution received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “—Non-U.S. Holders—Distributions on Common Stock.” We intend to deduct U.S. federal withholding tax, if any, with respect to any such constructive dividend from interest payments on your Notes. If we deduct U.S. federal withholding tax from interest payments on your Notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale, Exchange, or Redemption of Shares of Common Stock

You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless one of the exceptions described in “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of the Notes” above is applicable to you.

U.S. Federal Estate Tax

If you are a non-U.S. holder and also are not a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, the U.S. federal estate tax will not apply to Notes owned by you at the time of your death, provided that (1) at the time of your death you do not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote and (2) interest on the Notes would not have been, if received at the time of your death, effectively connected with a trade or business conducted by you in the United States. However, shares of our common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, payments of interest on a Note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding tax generally will not apply to payments to you if a properly executed IRS Form W-8BEN is duly provided by you or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that the form is incorrect. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

In addition, if you are a non-U.S. holder you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a Note or share of common stock within the United States or conducted through certain financial intermediaries, if the payor receives the certification described above, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

The Notes were originally issued by us to the initial purchaser, which was Merrill Lynch, Pierce, Fenner & Smith Incorporated in a transaction exempt from the registration requirements of the Securities Act. The initial purchaser immediately resold the Notes to persons reasonably believed by the initial purchaser to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the Notes and common stock into which the Notes are convertible.

The table below sets forth the name of each selling securityholder, the aggregate principal amount of Notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus, the number of shares of our common stock beneficially owned by each selling securityholder and the number of shares of common stock into which such Notes are convertible that may be offered pursuant to this prospectus. We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to May 31, 2007. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates or beneficially owns in excess of 1% of our outstanding common stock (such percentage of beneficial ownership is based on Rule 13d-3(d)(i) under the Exchange Act, using 19,139,254 shares of common stock outstanding as of May 31, 2007 and, for each holder, treating as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s Notes, but assuming no conversion of any other holder’s Notes and not including shares of common stock that may be issued by us upon repurchase of Notes by us at the option of the holder). The selling securityholders may offer all, some or none of the Notes or common stock into which the Notes are convertible. If all of the Notes or common stock convertible upon conversion of the Notes are sold, the selling securityholders will no longer hold any Notes, and none of the selling securityholders would beneficially own in excess of 1% of our outstanding common stock (such percentage calculated as described above). In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Transferees who acquire Notes in such transactions prior to the effective date of this registration statement of which this prospectus forms a part may not use this prospectus for resales of the Notes unless information regarding such transferees is set forth in a post-effective amendment to this prospectus. None of the selling securityholders who are affiliates of broker-dealers purchased the Notes outside the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)	Number of Shares of Common Stock Offered Hereby (1)	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (3)
Alexandra Global Master Fund Ltd. (4)	10,000,000	10.00%	136,617	136,617	0.00

Arkansas PERS (5)	1,625,000	1.63%	22,200	22,200	0.00

Attorney’s Title Insurance Fund (5)	100,000	0.10%	1,366	1,366	0.00

B.C. McCabe Foundation (6)	120,000	0.12%	1,639	1,639	0.00

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)	Number of Shares of Common Stock Offered Hereby (1)	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (3)
Bancroft Fund Ltd. (7)	1,500,000	1.50%	20,492	20,492	0.00

Boilermakers Blacksmith Pension Trust (5)	1,770,000	1.77%	24,181	24,181	0.00

Calamos Convertible Fund—Calamos Investment Trust (8)	4,000,000	4.00%	54,646	54,646	0.00

Calamos Market Neutral Income Fund— Calamos Investment Trust (8)	2,000,000	2.00%	27,323	27,323	0.00

Citadel Equity Fund, Ltd. (9)	7,000,000	7.00%	95,631	95,631	0.00

City of Shreveport (LA) Employee’s Retirement System (6)	125,000	0.13%	1,707	1,707	0.00

CNH CA Master Account, L.P. (10)	2,500,000	2.50%	34,154	34,154	0.00

DBAG London (11)	6,291,000	6.29%	85,945	85,945	0.00

Ellsworth Fund Ltd. (7)	1,500,000	1.50%	20,492	20,492	0.00

FPL Group Employees Pension Plan (5)	865,000	0.87%	11,817	11,817	0.00

Intl. Truck & Engine Corp. Non-Contributory Retirement Plan (6)	750,000	0.75%	10,246	10,246	0.00

Intl. Truck & Engine Corp. Retirement Plan for Salaried Employee’s Trust (6)	380,000	0.38%	5,191	5,191	0.00

JMG Capital Partners, LP (12)	660,000	0.66%	9,016	9,016	0.00

LDG Limited (13)	452,000	0.45%	6,175	6,175	0.00

Linden Capital LP (14)	2,500,000	2.50%	34,154	34,154	0.00

Lotsoff Capital Management—Active Income Fund Investment Trust (15)	200,000	0.20%	2,732	2,732	0.00

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)	Number of Shares of Common Stock Offered Hereby (1)	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (3)
Louisiana CCRF (5)	70,000	0.07%	956	956	0.00

Magnetar Capital Master Fund, Ltd. (16)	1,000,000	1.00%	13,661	13,661	0.00

McMahan Securities Co. L.P. (17)	500,000	0.50%	6,830	6,830	0.00

MSS Convertible Arbitrage 1 Fund (13)	49,000	0.05%	669	669	0.00

National Fuel & Gas Company Retirement Plan (6)	570,000	0.57%	7,787	7,787	0.00

NFS—SCI Funeral and Merchandise Fixed Common Trust (6)	150,000	0.15%	2,049	2,049	0.00

Pension, Hospitlization Benefit Plan of the Electrical Ind Plan (6)	670,000	0.67%	9,153	9,153	0.00

Putnam Convertible Income—Growth Trust (18)	3,000,000	3.00%	40,985	40,985	0.00

RCG Latitude Master Fund, Ltd. (19)	3,000,000	3.00%	40,985	40,985	0.00

RCG PB, Ltd. (20)	1,750,000	1.75%	23,907	23,907	0.00

Silvercreek II Limited (21)	2,000,000	2.00%	27,323	27,323	0.00

Silvercreek Limited Partnership (21)	3,000,000	3.00%	40,985	40,985	0.00

TQA Master Fund Ltd. (13)	2,891,000	2.89%	39,495	39,495	0.00

TQA Master Plus Fund Ltd (13)	1,656,000	1.66%	22,623	22,623	0.00

Trustee for the SCI Cemetery Merchandise Common Trust (6)	100,000	0.10%	1,366	1,366	0.00

US Bank FBO Essentia Health Services (8)	50,000	0.05%	683	683	0.00

US Bank FBO Essentia Health Systems (5)	50,000	0.05%	683	683	0.00

Vermont Mutual Insurance Company (6)	175,000	0.18%	2,390	2,390	0.00

Name of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)	Number of Shares of Common Stock Offered Hereby (1)	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (3)
Vicis Capital Master Fund (22)	6,000,000	6.00%	81,970	81,970	0.00

Wachovia Bank, N.A., as Trustee for the SCI Pre-Need Common Trust Fund (6)	120,000	0.12%	1,639	1,639	0.00

Xavex Convertible Arbitrage 5 (23)	250,000	0.25%	3,415	3,415	0.00

Zurich Institutional Benchmarks Master Fund Ltd. (13)	952,000	0.95%	13,005	13,005	0.00

TOTAL	72,341,000	72.34%	988,301	988,301	0.00

(*)	Less than 1%
(1)	Includes shares of common stock issuable upon conversion of the Notes, assuming conversion of all the named selling securityholder’s Notes at a conversion rate of 13.6617 shares of common stock per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes—Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the Notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future. In addition, the number of shares of common stock listed for each selling securityholder does not include fractional shares.
(2)	In addition to shares of common stock issuable upon conversion of the Notes as described in footnote (1), also includes shares of common stock identified to us by the selling securityholder as owned by it.
(3)	Assumes the selling securityholder sells all shares of common stock issuable upon conversion of the Notes owned by it.
(4)	The selling securityholder has indicated that Mikhail Filimonov exercises voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it.
(5)	Froley, Revy Investment Co. serves as investment adviser to the selling securityholder. By reason of such relationship, Froley, Revy Investment Co. may be deemed to share or exercise voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it. Froley Revy Investment Co. disclaims beneficial ownership of the Notes and common stock issuable upon conversion of the Notes.
(6)	Lord Abbett & Co. serves as investment adviser to the selling securityholder. By reason of such relationship, Lord Abbett may be deemed to share or exercise voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it. Lord Abbett disclaims beneficial ownership of the Notes and common stock issuable upon conversion of the Notes.
(7)	The selling securityholder has indicated that it is a publicly held registered investment company.
(8)	The selling securityholder has indicated that Nick Calamos, Chief Investment Officer of Calamos Advisors LLC, exercises voting or investment power over the Notes and common stock issuable upon the conversion of the Notes held by it.
(9)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(10)

The selling securityholder has indicated that CNH Partners, LLC is its investment advisor and has sole voting and dispositive power over the Notes and common stock issuable upon the conversion of the Notes held by such selling securityholder. Investment principals for the advisor are Robert Krail, Mark Mitchell, and Todd Pulvino.
(11)	The selling securityholder is an affiliate of a registered broker-dealer.
(12)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the registrable securities. The equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.
(13)	The selling securityholder has indicated that TQA Investors LLC exercises voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it. Paul Bucci, Darren Largis, Andrew Anderson and Steve Potamis have investment discretion of TQA Investors’ portfolio holdings.
(14)	The selling securityholder has indicated that Linden Advisors exercises voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it. Siu Min Wong has investment discretion over Linden Capital’s portfolio holdings.
(15)	The selling securityholder has indicated that Lotsoff Capital Manasgement exercises voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it.
(16)	The selling securityholder has indicated that Magnetar Financial LLC exercises voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it. Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Managemtn LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.
(17)	The selling securityholder has indicated that the executive committee of D. Bruce McMahan, Jay Glassman, Joe Dwyer, Alan Streiter, Joe Castro, Ron Fertig and Pat Ransom exercises voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it.
(18)	The selling securityholder has indicated that the selling securityholder is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, LP, a registered broker-dealer.
(19)	Ramius Capital Group. L.L.C. (“Ramius Capital”) is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) and consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co. L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to RCG Latitude Master Fund, Ltd. is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group. L.L.C. is a NASD member. However, this affiliate will not sell any shares purchased in this offering by RCG Latitude Master Fund, Ltd. and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

(20)	Ramius Capilal Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG PB LTD. (“RCG PB LTD”) and consequently has voting control and investment discretion over securities held by RCG PB LTD. Ramius Capital disclaims beneficial ownership of the shares held by RCG PB LTD. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to RCG PB Ltd. is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital

Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares purchased in this offering by RCG PB Ltd. and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

(21)	The selling securityholder has indicated that Louise Morwick and Bryn Joynt exercise voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it.
(22)	The selling securityholder has indicated that Shad Stastvey, Sky Lucas and John Succo exercise voting or investment power over the Notes and common stock issuable upon conversion of the Notes held by it.
(23)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Xavex Convertible Arbitrage 5 (“Xavex”) and consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficia1 owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark. Strauss and Solomon disclaim beneficial ownership of these shares.

The investment advisor to Xavex Convertible Arbitrage 5 is Ramius Capital Group, L.LC. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares purchased in this offering by Xavex Convertible Arbitrage 5 and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.

PLAN OF DISTRIBUTION

The Notes and the common stock into which the Notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the Notes or the common stock by selling securityholders.

The selling securityholders, including their pledgees or donees, may sell the Notes and the common stock into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents. If the Notes or the common stock into which the Notes are convertible are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Notes and the common stock into which the Notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the Notes or the common stock may be listed or quoted at the time of sale, including the Nasdaq Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In connection with sales of the Notes and the common stock into which the Notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Notes and the common stock into which the Notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell short the Notes and the common stock into which the Notes are convertible and deliver the Notes or the common stock into which the Notes are convertible to close out short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell such securities.

The aggregate proceeds to the selling securityholders from the sale of the Notes or common stock into which the Notes are convertible offered by them hereby will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the Notes and common stock into which the Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders who are broker-dealers are, and the other selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the

Securities Act will be subject to the prospectus delivery requirements of the Securities Act and certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any Notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

To the extent required, the specific Notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Chattem does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. No assurance can be given as to the liquidity of the trading market for the Notes.

We entered into a registration rights agreement for the benefit of the holders of the Notes to register their Notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the common stock covered by this prospectus.

LEGAL MATTERS

The validity of the Notes has been passed upon for us by King & Spalding LLP. The validity of the shares of common stock issuable upon conversion of the Notes has been passed upon for us by Miller & Martin PLLC, Chattanooga, Tennessee.

EXPERTS

The financial statements, schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto (which audit report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments, in 2006), and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated statements of income, shareholders’ equity and cash flows for the year ended November 30, 2004 included in our Annual Report on Form 10-K for the year ended November 30, 2006, as set forth in their report which is incorporated by reference in this prospectus and registration statement. Our financial statements as referenced in this paragraph are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The audited historical financial statements included in Exhibit 99.2 to our Current Report on Form 8-K/A dated February 12, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

KPMG LLP, an independent registered public accounting firm, has audited the combined statements of net assets sold as of October 1, 2006 and December 31, 2005, and the related combined statements of direct revenue and direct operating expenses for the nine month period ended October 1, 2006 and the years ended December 31, 2005 and 2004 of the Cortizone, Kaopectate and Unisom product lines of Pfizer Inc.’s consumer healthcare business unit, as set forth in their report incorporated by reference herein. The financial statements as referenced in this paragraph are incorporated by reference herein in reliance on KPMG LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (all of which are estimated) to be incurred by the registrant in connection with the registration of $100,000,000 of securities under this registration statement.

Amount to be Paid
SEC Registration Fee	$3,070
Legal Fees and Expenses	15,000
Trustee’s Fees and Expenses	2,000
Accounting Fees and Expenses	45,000
Printing Fees	3,000
Miscellaneous Fees and Expenses	1,930

Total	$70,000

None of the expenses listed above will be borne by the selling securityholders.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant’s amended and restated charter, as amended, or the Restated Charter, provides for the indemnification of persons involved in actions, suits or proceedings by reason of the fact that they are or have been a director, officer or employee of the registrant (or were serving at the request of the registrant as a director, officer, employee or agent of another entity) to the fullest extent permitted by the Tennessee Business Corporation Act, or the TBCA, against all expense, liability or loss.

Indemnification under the registrant’s Restated Charter may include payment of expenses in advance of the final disposition of a proceeding and will automatically expand if the indemnification accorded the registrant’s directors, officers and employees is extended by any amendment to the TBCA. The registrant’s Restated Charter also permits the registrant, by action of its Board of Directors, to indemnify the registrant’s agents with the same scope and effect as the above-described indemnification of officers, directors and employees.

For claims which are not otherwise covered by the indemnification provisions of the registrant’s Restated Charter, the registrant’s amended and restated by-laws, as amended, provide that the registrant’s officers and directors shall be indemnified to the maximum extent permitted by law.

The registrant currently maintains directors’ and officers’ liability insurance.

ITEM 16.	EXHIBITS

Exhibit Number	Description of Exhibit
4.1 (a)	Restated Charter of Chattem, Inc., as amended

4.2 (b)	Amended and Restated By-Laws of Chattem, Inc., as amended

4.3 (c)	Rights Agreement dated January 27, 2000 between Chattem, Inc. and SunTrust Bank, Atlanta, N.A.

4.4 (d)	Indenture dated as of April 11, 2007 between Chattem, Inc. and U.S. Bank, National Association, as trustee, relating to 1.625% Convertible Senior Notes due 2014

4.5 (e)	Registration Rights Agreement dated April 11, 2007 among Chattem, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the 1.625% Convertible Senior Notes due 2014

5.1	Opinion of Miller & Martin PLLC

5.2	Opinion of King & Spalding LLP

12.1	Statement re Computation of Ratios of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of KPMG LLP

24.1	Power of Attorney (included on page II-5)

25.1	Statement re Eligibility of Trustee

(a)	Incorporated by reference to an exhibit to the registrant’s Annual Report on Form 10-K for the year ended November 30, 1992 and to each of the following amendments thereto: (i) Exhibit 4.2 to the registrant’s registration statement on Form S-8 filed on June 2, 1999, (ii) Exhibit 3 to the registrant’s Annual Report on Form 10-K for the year ended November 30, 1999 and (iii) Appendix B to the registrant’s Proxy Statement on Schedule 14A filed March 4, 2005.
(b)	Incorporated by reference to Exhibit 4 to the registrant’s Annual Report on Form 10-K for the year ended November 30, 1995 and to each of the following amendments thereto: (i) Exhibit 3 to the registrant’s Current Report on Form 8-K filed February 1, 2000 and (ii) Exhibit 99.2 to the registrant’s Current Report on Form 8-K/A filed on August 31, 2005.
(c)	Incorporated by reference to Exhibit 1 to the registrant’s registration statement on Form 8-A filed February 1, 2000.
(d)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K April 17, 2007.
(e)	Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K April 17, 2007.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on June 22, 2007.

CHATTEM, INC.

By:	/s/ ROBERT E. BOSWORTH
Robert E. Bosworth President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Bosworth and Theodore K. Whitfield, Jr., and each of them with power to act alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, any exhibits thereto and other documents in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on June 22, 2007.

Signature	Title

/s/ ZAN GUERRY Zan Guerry	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)

/s/ ROBERT E. BOSWORTH	President and Chief Operating Officer and Director (Principal Financial Officer)
Robert E. Bosworth

/s/ SAMUEL E. ALLEN	Director
Samuel E. Allen

/s/ RUTH W. BRINKLEY	Director
Ruth W. Brinkley

/s/ GARY D. CHAZEN	Director
Gary D. Chazen

/s/ PHILIP H. SANFORD	Director
Philip H. Sanford

/s/ BILL W. STACY	Director
Bill W. Stacy

/s/ ROBERT B. LONG	Chief Accounting Officer
Robert B. Long	(Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1 (a)	Restated Charter of Chattem, Inc., as amended

4.2 (b)	Amended and Restated By-Laws of Chattem, Inc., as amended

4.3 (c)	Rights Agreement dated January 27, 2000 between Chattem, Inc. and SunTrust Bank, Atlanta, N.A.

4.4 (d)	Indenture dated as of April 11, 2007 between Chattem, Inc. and U.S. Bank, National Association, as trustee, relating to 1.625% Convertible Senior Notes due 2014

4.5 (e)	Registration Rights Agreement dated April 11, 2007 among Chattem, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the 1.625% Convertible Senior Notes due 2014

5.1	Opinion of Miller & Martin PLLC

5.2	Opinion of King & Spalding LLP

12.1	Statement re Computation of Ratios of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of KPMG LLP

24.1	Power of Attorney (included on page II-5)

25.1	Statement re Eligibility of Trustee

(a)	Incorporated by reference to an exhibit to the registrant’s Annual Report on Form 10-K for the year ended November 30, 1992 and to each of the following amendments thereto: (i) Exhibit 4.2 to the registrant’s registration statement on Form S-8 filed on June 2, 1999, (ii) Exhibit 3 to the registrant’s Annual Report on Form 10-K for the year ended November 30, 1999 and (iii) Appendix B to the registrant’s Proxy Statement on Schedule 14A filed March 4, 2005.
(b)	Incorporated by reference to Exhibit 4 to the registrant’s Annual Report on Form 10-K for the year ended November 30, 1995 and to each of the following amendments thereto: (i) Exhibit 3 to the registrant’s Current Report on Form 8-K filed February 1, 2000 and (ii) Exhibit 99.2 to the registrant’s Current Report on Form 8-K/A filed on August 31, 2005.
(c)	Incorporated by reference to Exhibit 1 to the registrant’s registration statement on Form 8-A filed February 1, 2000.
(d)	Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K April 17, 2007.
(e)	Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K April 17, 2007.

E-1